SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/ Filed by a Party other than the Registrant / / Check the appropriate box:

       / /        Preliminary Proxy Statement
       / /        Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
       / /        Definitive Proxy Statement
       / /        Definitive Additional Materials
       /X/        Soliciting Material Pursuant to Rule 14a-12

                             WESTERN RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): /X/ No fee required.

          / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:


          / /  Fee paid previously with preliminary materials.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing or which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

          (2)  Form, Schedule or Registration Statement no.:

          (3)  Filing Party:

          (4)  Date Filed:

[THIS FILING CONSISTS OF A JOINT PRESS RELEASE, COMPANY FACT SHEETS, SUGGESTED SPEAKING POINTS FOR MR. D.C. WITTIG, AN EMPLOYEE UPDATE, A JOINT LETTER TO EMPLOYEES AND QUESTIONS AND ANSWERS TO SHAREHOLDERS]


     [WESTERN RESOURCES AND PNM JOINT PRESS RELEASE DATED NOVEMBER 9, 2000]

[PNM LOGO]                                              [WESTERN RESOURCES LOGO]

                          PNM TO PURCHASE THE ELECTRIC
                     UTILITY OPERATIONS OF WESTERN RESOURCES

            Transaction Creates Leading Multi-Regional Energy Company

Albuquerque, New Mexico and Topeka, Kansas, November 9, 2000 - Public Service Company of New Mexico (NYSE:PNM) ("PNM") and Western Resources (NYSE:WR) today announced that both companies' boards of directors have approved an agreement under which PNM will acquire the Western Resources electric utility operations in a tax-free, stock-for-stock transaction.

Under the terms of the agreement, PNM and Western Resources, whose utility operations consist of its KPL division and KGE subsidiary, will both become subsidiaries of a new holding company to be named at a future date. Prior to the consummation of this combination, Western Resources will reorganize all of its non-utility assets, including its 85 percent stake in Protection One and its 45 percent investment in ONEOK, into Westar Industries which will be spun off to its shareholders.

The new holding company will issue 55 million of its shares, subject to adjustment, to Western Resources' shareholders and Westar Industries. Before any adjustments, the new company will have approximately 95 million shares outstanding, of which approximately 42.1 percent will be owned by former PNM shareholders and 57.9 percent will be owned by former Western Resources shareholders and Westar Industries. Western Industries will receive a portion of such shares in repayment of a $234 million obligation currently owed by Western Resources to Westar Industries.

Based on PNM's average closing price over the last ten days of $27.325 per share, the indicated equity value of the transaction is approximately $1.503 billion, including conversion of the Westar Industries obligation. In addition, the new holding company will assume approximately $2.939 billion of existing Western Resources' debt, giving the transaction an aggregate enterprise value of approximately $4.442 billion. The new holding company will have a total enterprise value of approximately $6.5 billion ($2.6 billion in equity; $3.9 billion in debt and preferred stock). The transaction will be accounted for as a purchase and is anticipated to be immediately accretive to PNM's earnings per share and cash flow.

The companies expect the transaction to be completed within the next 12 to 15 months. The new holding company will serve over one million retail electric customers and 400,000 retail gas customers in New Mexico and Kansas and will have generating capacity of more than 7,000 megawatts. The transaction will also make the new company a leading energy supplier in the Western and Midwestern wholesale markets.

Western Resources' trading presence in six Midwestern power pools provides opportunities for PNM to bring its 15 years of successful power marketing experience and niche product development to new customers. PNM marketers, working together with the experienced power trading group at Western Resources, expect to realize an enhanced position in the wholesale power market.

Jeffry E. Sterba, chairman, president and chief executive officer of PNM, said, "This strategic transaction will give us the scale and scope to raise our profile in the emerging energy marketplace and aggressively seize new opportunities in power generation and the wholesale market.

"By joining forces with Western Resources, we will surpass our stated goal of doubling our generation capacity and tripling our power sales more than three years ahead of schedule. The addition of Western Resources' low-cost, high-capacity generation facilities will quadruple our current production capabilities, giving us a competitive edge in both power plant operations and wholesale electric sales. The addition of Western Resources' service territories, which encompass well-populated, fast-growing areas with a balance of residential, commercial and industrial customers, diversifies our business and geographic base and enhances the predictability of our earnings," Sterba continued.

"This transaction will also enable us to realize a number of important financial improvements, including a broader, more predictable cash flow, solid revenues and earnings growth, improved access to capital, increased market capitalization and public market float and cost efficiencies. A key priority for our management team will be the continuation of our company's successful debt reduction effort. Over the past seven years, we have reduced PNM's debt to capital ratio from 72 percent to less than 55 percent, and we will maintain our balance sheet integrity after the transaction is completed. We are committed to deleveraging the combined company.

"We believe the combination of these strategic, operational and financial benefits will help position us to become a leading multi-regional energy provider while creating substantial value for shareholders, tangible opportunities and progress for our employees, and stable rates for our customers. By drawing on the best practices, expertise and talent that exist within both of our organizations, we are also confident that the new company will be able to deliver excellent customer service support and product and service innovation. At the local level, we intend to continue the strong traditions of both companies for supporting local communities through charitable contributions and through the volunteerism of employees," Sterba concluded.

David C. Wittig, chairman, president and chief executive officer of Western Resources, said, "We evaluated potential partners across a broad range of criteria, including financial flexibility, proven management skills, superior operating and technological capabilities, excellent customer service, and a track record for fair dealing on regulatory issues. We are confident that PNM's experience, long-term growth strategy and unique geographic position will result in benefits for shareholders and opportunities for our customers, employees and the communities we serve. The creation of a separately traded Westar Industries allows the potential of Western Resources' unregulated ownership in Protection One, Protection One Europe, ONEOK and other investments to be more directly realized by shareholders."

The rationale for this transaction is the acceleration of PNM's proven growth strategy, consistent with its targeted 10 percent annual average earnings growth. PNM expects only modest cost savings and does not have a present intention to have involuntary workforce reductions as a result of the transaction. The new holding company will seek to minimize any workforce effects through reduced hiring, attrition, and other appropriate measures. All existing labor agreements will be honored.

In the transaction, each PNM share will be exchanged on a one-for-one basis for shares in the new holding company. Each Western Resources share will be exchanged for a fraction of a share of the new company. This exchange ratio will be finalized at closing, depending on the impact of certain adjustments to the transaction consideration. Since Western Resources and Westar Industries remain committed to reducing Western Resources' net debt balance prior to consummation of the transaction, they have agreed with PNM on a mechanism to adjust the transaction consideration based on additional equity contributions. Under this mechanism, Western Resources could undertake certain activities not affecting the utility operations to reduce the net debt balance. The effect of such activities would be to increase the number of new holding company shares to be issued to all Western Resources shareholders (including Westar Industries) in the transaction. In addition, Westar Industries has the option of making additional equity infusions into Western Resources that will be used to reduce its net debt balance prior to closing. Up to $407 million of such equity infusions may be used to purchase additional new holding company common and convertible preferred stock.

At closing, Sterba will become chairman, president and chief executive officer of the new holding company, and Wittig will become chairman, president and chief executive officer of Westar Industries. The Board of Directors of the new company will consist of six current PNM board members and three additional directors, two of whom will be selected by PNM from a pool of candidates nominated by Western Resources, and one of whom will be nominated by Westar Industries. The new holding company will be headquartered in New Mexico. Headquarters for the Kansas utilities will remain in Topeka, Kansas.

Shareholders of the new holding company will receive PNM's dividend. PNM's current annual dividend is $.80 per share.

The successful spin-off of Westar Industries from Western Resources is required prior to the consummation of the transaction. The transaction is also conditioned upon, among other things, approvals from both companies' shareholders and customary regulatory approvals, including from the Kansas Corporation Commission, the New Mexico Public Regulation Commission, Securities and Exchange Commission, the Nuclear Regulatory Commission, and the Federal Energy Regulatory Commission. The new holding company expects to register as a holding company with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935.

J.P. Morgan & Co. Incorporated acted as financial advisor, and Winthrop, Stimson, Putnam & Roberts and Keleher & McLeod, PA acted as legal counsel to PNM. Chase Securities Inc. and Salomon Smith Barney acted as financial advisors, and LeBoeuf, Lamb, Greene & MacRae, LLP acted as legal counsel to Western Resources.

About PNM

More than 1.3 million people in New Mexico rely on PNM for the delivery of electric power and natural gas service to their homes and businesses. PNM's 1,521megawatts of generation capacity includes power from coal, nuclear and natural gas-fired plants. Selling electricity to other utilities is the fastest-growing part of the company's business. In 1999, wholesale power sales accounted for nearly a third of PNM's total operating revenues. Through Avistar, PNM's wholly-owned subsidiary, PNM is engaged in energy management and advanced metering services, as well as assisting in the development of a new, Internet-based energy auction system. In 1999, PNM was featured in a leading industry publication as one of the five most technologically innovative utilities in the nation. The company's commitment to diversity also led Fortune magazine to rank PNM in the top ten on its list of the best employers for minorities in the U.S. For more information, visit the company's website at www.pnm.com.

About Western Resources

Western Resources is a consumer services company with interests in monitored services and energy. The company's assets include security company holdings through ownership of Protection One and Protection One Europe, which have more than 1.6 million security customers. Its utilities, KPL and KGE, provide electric service to approximately 634,000 customers in Kansas. Through its ownership in ONEOK, a Tulsa-based natural gas company, Western Resources has a 45 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers. For more information, visit the company's website at www.wr.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This press release contains forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of PNM and Western Resources and with respect to the benefits of the transaction are based on current expectations that are subject to risk and uncertainties. Such statements are based upon the current beliefs and expectations of the management of PNM and Western Resources. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to, risks and uncertainties relating to: the possibility that shareholders of PNM and/or Western Resources will not approve the transaction, the risks that the businesses will not be integrated successfully, the risk that the benefits of the transaction may not be fully realized or may take longer to realize than expected, disruption from the transaction making it more difficult to maintain relationships with clients, employees, suppliers or other third parties, conditions in the financial markets relevant to the proposed transaction, the receipt of regulatory and other approvals of the transaction, that future circumstances could cause business decisions or accounting treatment to be decided differently than now intended, changes in laws or regulations, changing governmental policies and regulatory actions with respect to allowed rates of return on equity and equity ratio limits, industry and rate structure, stranded cost recovery, operation of nuclear power facilities, acquisition, disposal, depreciation and amortization of assets and facilities, operation and construction of plant facilities, recovery of fuel and purchased power costs, decommissioning costs, present or prospective wholesale and retail competition (including retail wheeling and transmission costs), political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions (including natural disasters such as tornadoes), population growth rates and demographic patterns, competition for retail and wholesale customers, availability, pricing and transportation of fuel and other energy commodities, market demand for energy from plants or facilities, changes in tax rates or policies or in rates of inflation or in accounting standards, unanticipated delays or changes in costs for capital projects, unanticipated changes in operating expenses and capital expenditures, capital market conditions, competition for new energy development opportunities and legal and administrative proceedings (whether civil, such as environmental, or criminal) and settlements, the outcome of Protection One accounting issues reviewed by the SEC staff as disclosed in previous Western Resources SEC filings, the impact of Protection One's financial condition on Western Resources' consolidated results, and other factors. PNM and Western Resources disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release. Readers are referred to PNM's and Western Resources' most recent reports filed with the Securities and Exchange Commission.

Additional Information

In connection with the proposed transaction, PNM and Western Resources will file a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by PNM and Western Resources with the SEC at the SEC's web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, when available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of PNM's filings may be obtained by directing a request to PNM, Alvarado Square, Albuquerque, New Mexico 87158. Phone (800) 545-4425. Free copies of Western Resources' filings may be obtained by directing a request to Western Resources, P.O. Box 889, Topeka, Kansas 66601-0889. Phone: (800) 527-2495.

Participants in Solicitation

PNM, Western Resources and certain of their respective directors, executive officers and other members of their management and employees, each of whom may be considered participants in this transaction under applicable securities laws, may be soliciting proxies from their respective stockholders in favor of the transaction. Information concerning PNM's directors and executive officers participating in the solicitation is set forth in PNM's Annual Report on Form 10-K filed with the Commission on March 9, 2000 and information concerning Western Resources' directors and executive officers participating in the solicitation is set forth in Western Resources' Annual Report on Form 10-K filed with the Commission on March 29, 2000 and amended on April 3, 2000. Certain directors and executive officers of PNM and Western Resources may have direct or indirect interests in the transaction due to securities holdings, vesting of options, and rights to severance payments if their employment is terminated following the transaction. In addition, directors and officers, after the transaction, will be indemnified by PNM and Western Resources, and benefit from insurance coverage for liabilities that may arise from their service as directors and officers of PNM or Western Resources prior to the transaction. Additional information regarding PNM's and Western Resources' respective participants in the solicitation will be contained in the joint proxy statement/prospectus.

PNM Teleconference and Webcast Information:

There  will be a  teleconference  today  at  9:00  a.m.  (EST)  to  discuss  the transaction. It can be monitored via the World Wide Web at www.dealinfo.com/PNM-WR or www.pnm.com or by dialing (212) 896-6168. International callers may dial (212) 676-5069. A rebroadcast will be available beginning 11:00 AM today through December 4, 2000 by dialing 1-800-633-8284. International callers may dial (858) 812-6440. The reservation number for the rebroadcast is 16865318. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer.

Satellite Uplink for PNM B-roll:

Thursday, November 9, 2000                  Thursday, November 9, 2000
9:00 a.m. - 9:30 a.m. (EST)                 1:00 p.m. - 1:30 p.m. (EST)
Telstar 5 Transponder 16 C-band             Telstar 6 Transponder 9 C-band
Downlink Frequency 4020 Horizontal          Downlink Frequency 3880 Vertical

Contacts:

PNM                                         Western Resources
Investors:                                  Investors:
Barbara Barsky                              Carl Ricketts
(505) 241-2662                              (785) 575-8427
bbarsky@pnm.com                             investor@wr.com

Debra Randall                               Media:
(505) 241-2649                              Kim Gronniger
drandal@pnm.com                             (785) 575-1927
                                            kim_gronniger@wr.com

Media:
Bob Hagan
(505) 241-2621
rhagan@pnm.com

Crystal McClernon
(505) 241-4831
cmccler@pnm.com

                                      # # #

[COMPANY FACT SHEETS]
                              Transaction Overview

--------------------------------------------------------------------------------
                    o    PNM and Western Resources will become subsidiaries of a
                         new holding company to be named at a future date
Terms:              o    Tax-free, stock-for-stock transaction
                    o    Combination will be preceded by Western Resources' spin
                         off  of  Westar  Industries  (which  will  own  Western
                         Resources'  non-utility  assets) to  Western  Resources
                         shareholders
                    o    The new holding company will issue 55 million shares to
                         Western Resources shareholders and Westar Industries
                    o    Each Western  Resources  share will be converted into a
                         fraction  of a share (to be  determined  at closing) in
                         the  new  holding  company;  each  PNM  share  will  be
                         converted into one new holding company share
                    o    Equity value of  transaction  is  approximately  $1.503
                         billion (based on PNM's average  closing price over the
                         last ten days of $27.325)
                    o    The new holding company will also assume  approximately
                         $2.939  billion of existing  Western  Resources  debt o
                         Approximately  42% of the  new  holding  company  to be
                         owned by former PNM shareholders;  approximately 58% to
                         be owned by former Western  Resources  shareholders and
                         Westar Industries
                    o    Additional  consideration  paid  to  Western  Resources
                         shareholders  (including Westar Industries) in exchange
                         for additional equity  contributions to reduce net debt
                         at Western Resources pre-close
                    o    Transaction will be accounted for as a purchase
--------------------------------------------------------------------------------
Combined Company    o    Total enterprise  value of  approximately  $6.6 billion
Financials               ($2.7 billion  in  equity;   $3.9  billion  in debt and
                         preferred stock)
                    o    Expected to be  immediately  accretive  to earnings per
                         share and cash flow
--------------------------------------------------------------------------------
Dividend:           o    Shareholders of the combined company will receive PNM's
                         dividend.  PNM's  current  annual  dividend is $.80 per
                         share
--------------------------------------------------------------------------------
Transaction         o    Combined  company  will serve over one  million  retail
Benefits:                electric  customers and 400,000 retail gas customers in
                         two states and will have  generating  capacity  of more
                         than 7,000 megawatts
                    o    Quadruples PNM's current production capabilities
                    o    Diversifies   combined   company's   business  mix  and
                         geographic base through addition of Western  Resources'
                         customers
                    o    Provides a broader,  more  predictable cash flow; solid
                         revenues and potential earnings growth; improved access
                         to capital;  and increased  market  capitalization  and
                         public market float
                    o    Opportunities   for  PNM  to  bring  its  15  years  of
                         successful power marketing experience and niche product
                         development to new customers
                    o    Sharing of best practices across both organizations
--------------------------------------------------------------------------------
                    o    At  closing,   Jeffry  Sterba  will  become   chairman,
                         president  and CEO of the new  holding  company;  David
                         Wittig  will  become  chairman,  president  and  CEO of
                         Westar Industries
Management &        o    The new  holding  company's  board will  consist of six
Board:                   current  PNM  board   members   and  three   additional
                         directors  (two  selected by PNM from a pool of Western
                         Resources'   candidates;   one   nominated   by  Westar
                         Industries)
--------------------------------------------------------------------------------
                    o    Successful  spin-off of Westar  Industries from Western
                         Resources required
Approval Process:   o    Approval by shareholders of both companies
                    o    Customary  regulatory  approvals,  including  from  the
                         Kansas  Corporation  Commission,  the New Mexico Public
                         Regulation   Commission,    Securities   and   Exchange
                         Commission,  the Nuclear Regulatory Commission, and the
                         Federal Energy Regulatory Commission
                    o    The  new  holding  company  expects  to  register  as a
                         holding  company  with  the  SEC  under  the  '35 Act o
                         Transaction is expected to be completed within 12 to 15
                         months
--------------------------------------------------------------------------------
                    o    Corporate headquarters will be located in New Mexico
Headquarters:       o    Headquarters for Kansas utilities will be maintained in
                         Topeka, Kansas
--------------------------------------------------------------------------------

                            [Western Resources logo]
                                   Fact Sheet


CUSTOMERS                                                As of December 31, 1999

 Retail Electric:

    Total: 627,949 (residential: 544,051; commercial: 78,663; industrial: 5,235)
    Serves:  399 communities in Kansas
    Wholesale customers: includes 63 municipalities and four rural electric cooperatives
    KPL electric customers:  330,209; KGE electric customers:  297,738

 Service Territory:  approximately 11,300 square miles

---------------------------------------------------------- -----------------------------------------------------------
                    ELECTRIC PROFILE                                          ELECTRIC STATISTICS

---------------------------------------------------------- -----------------------------------------------------------
Financial Data                                             12-month sales....................23,221 million kwh
Operating Revenues.........................$1.4 billion    Average annual residential usage..........10,203 kwh
                                                           Miles of electric line:
Assets.............................................$4.2
billion                                                    Transmission...................................6,300

                                                           Distribution..................................20,813
Employee Data                                              Generating system capacity..................5,458 mw
Number of employees...............................2,390    Summer peak system net load.............4,372 net mw
                                                           Electric Generating Capacity:
                                                               62% coal     10% uranium    28% natural gas/other
---------------------------------------------------------- -----------------------------------------------------------


                                [GRAPHIC OMITTED]

                             Western Resources, Inc.
                         818 Kansas Avenue, P.O. Box 889
                            Topeka, Kansas 66601-0889
                                   www.wr.com

                            [Western Resources logo]


At a Glance . . .

         Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of about $8 billion, including security company holdings through ownership of Protection One (NYSE: POI) and Protection One Europe, which have more than 1.6 million security customers.

         Its utilities, KPL and KGE, provide electric service to approximately 628,000 (December 31, 1999) customers in Kansas. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

         WESTERN RESOURCES FOUNDATION

         The Western  Resources  Foundation was established in 1990 and supports
community  and  civic  projects,  higher  education,   environmental  education,
children, youth and senior projects.

         Since its inception, the Foundation has awarded approximately $10.6 million to civic and charitable causes within the company's service territory.

         WESTERN RESOURCES GREEN TEAM

         The Western Resources Green Team, comprising more than 600 employees on a voluntary basis, develops environmental initiatives through a variety of hands-on projects. The Green Team tackles wildlife programs, renewable energy programs, environmental education and habitat programs and has worked on alternative motor fuel programs.

         Projects include:

o    Constructing injured Raptor rehabilitation pens from recycled utility poles
o    Maintaining the largest Golden Eagle  reintroduction  program in the United
     States
o Erecting and monitoring nesting boxes at company facilities for endangered Peregrine Falcons (The first Peregrine chicks born in Kansas in this century were hatched in a Topeka nesting box in 1994.)
o    Introducing the Osprey to Kansas reservoirs
o    Creating solar battery rechargers for utility trailers
o Establishing a prairie dog colony on 50 acres at the Hutchinson power plant as a part of an outdoor, prairie ecology classroom
o Creating wetlands at Elk City Wildlife Area, Tuttle Creek Reservoir, Wolf Creek Generating Station and numerous substation sites throughout our service territory.

         The Green Team has participated in more than 400 projects and received more than 40 national and regional awards.

         COMMUNITY PARTNERS

         Community Partners is a volunteer program for active and retired Western Resources employees, to recognize and reward individuals who volunteer time, energy and talents to the communities we serve.

         The goal of Community Partners is to help local agencies, organizations and individuals improve the quality of life in our community, while creating a sense of leadership and pride.

         Community  Partners  appreciates and acknowledges the volunteer efforts
of  participants,   contributing   money  to  many  of  the  organizations  they
collectively serve.

                            [Westar Industries logo]

                                   Fact Sheet

WESTAR INDUSTRIES

Background Information:

Western Resources made a preliminary filing with the Securities and Exchange Commission in October for an initial public offering for 10 percent of Westar Industries, which primarily will hold Western Resources' non-regulated assets, including interests in Protection One (NYSE: POI), Protection One Europe, ONEOK (NYSE: OKE), other investments and an interest in the new combined company with Public Service Company of New Mexico (PNM).

David C. Wittig, chairman, president and chief executive officer of Western Resources, will be the chairman, president and chief executive officer of Westar Industries. Westar Industries is expected to be traded on the New York Stock Exchange, and its headquarters will remain in Topeka, Kansas.


------------------------------------------------------------ ---------------------------------------------------------
                    SEPARATION BENEFITS

------------------------------------------------------------ ---------------------------------------------------------
By separating Westar Industries from the utility             The company provides monitored security services to
companies, Western Resources will be able to:                approximately 1.6 million customers through its
                                                             ownership of Protection One Europe and 85 percent
o    Use the proceeds from the initial public offering       ownership interest in Protection One. Through its
     to pay down debt at the utility                         ownership in ONEOK, a Tulsa-based natural gas company,
                                                             Westar Industries has a 45 percent interest in one of
o    Establish a market value for Westar Industries the      the largest natural gas distribution companies in
     largest natural gas distribution companies              the nation.
     in the nation.
                                                             "These holdings in conjunction with other investments and
o    Allow investors to better evaluate the                  an interest in the new combined company announced
     unregulated businesses                                  with PNM today will offer Western Resources'shareholders
                                                             additional value and provide attractive opportunities
                                                             for other investors," said Wittig.

------------------------------------------------------------ ---------------------------------------------------------

Public Service Company of New Mexico                                  [PNM LOGO]

Fact Sheet

Overview
Public Service Company of New Mexico (NYSE: PNM), the largest investor-owned utility in New Mexico, operates a combined electric and gas utility serving approximately 1.3 million people across the state and sells power on the wholesale market. In operation since 1917, PNM is the eighth largest private employer in New Mexico - and provides electricity to more than 360,000 customers and natural gas to more than 425,000 customers. Its wholly-owned subsidiary, Avistar, operates an advanced meter servicing business in California and Nevada and provides energy and water management solutions for government and institutional clients in the southwestern United States. Avistar is also assisting e-commerce provider AMDAX.com in launching an Internet-based energy auction system.

Generating Power and Sources
Electric
|X| PNM owns all or part of five electric generation plants for a total capacity of 1,521 MW. In 1999, PNM had a net peak load of 1,291 MW
|X| PNM's electric generation by fuel class in 1999 was 67 percent coal, 31 percent nuclear and two percent gas and oil
|X| PNM owns about 47 percent of the San Juan Generating Station, a coal-fired plant near Farmington, NM; 13 percent of the coal-fired Four Corners Power Plant near Farmington; 10 percent of the Palo Verde Nuclear Generating Station near Phoenix; and 100 percent of two natural gas-fired plants: the 154-MW Reeves Generating Station, in Albuquerque, and the 20-MW Las Vegas Station, in Las Vegas, NM
|X| To meet the growing energy needs of the middle Rio Grande area, PNM purchases 132 MW from Delta Person, a gas turbine generating unit in Albuquerque that went on-line in 2000.
|X| PNM owns and maintains more than 2,000 miles of high-voltage electric transmission lines and 11,000 miles of distribution lines

Gas
|X| PNM owns and maintains more than 1,300 miles of gas transmission pipelines and 8,000 miles of gas distribution pipelines
|X| PNM's Star Lake Compression Station west of Cuba, NM, provides the pressure to transport gas throughout the state
|X|  Electric and gas control centers are located in Albuquerque

PNM and the Environment
PNM's new emission control system at San Juan Generating Station reduces sulfur dioxide emissions and wastewater while using 30 MW less energy than the process the company used previously. In April 2000, PNM donated 188 acres of canyon land on Santa Fe's east side to The Nature Conservancy of New Mexico - a donation that will preserve an important part of the city's watershed for generations to come. The land, owned by PNM for more than 80 years, is estimated to be worth $4.3 million. PNM produces an Environmental Annual Report every year, which is posted on the company website at www.pnm.com.

PNM's Commitment to New Mexico
PNM invests more than $100 million every year on improvements to its electric and gas systems. On an annual basis, the company purchases more than $35 million of New Mexico gas and $110 million of New Mexico coal. It also spends more than $200 million for other New Mexico goods and services. According to a 1997 University of New Mexico study, PNM's economic impact on New Mexico creates 9,988 jobs (including 2,751 PNM jobs) and personal income of $363 million. The company donates or contributes more than $1.5 million a year to non-profit, business and community organizations, and its employees volunteer more than 50,000 hours each year in their communities.

Financial Highlights

2000 to-date
|X| On October 18, PNM reported third quarter earnings of 97 cents per share and net earnings of $86.9 million on total operating revenues of $1.15 billion
|X| PNM wholesale power revenues totaled $279.5 million in the third quarter, an increase of nearly 86 percent over the same period last year
|X| PNM is buying back $35 million of its common stock through the end of the first quarter of 2001

1999 year-end
|X| PNM earned $83.2 million, or $2.01 per share, on total operating revenues of $1.2 billion. This represented an increase of two percent over the previous year
|X| The stock price per share in 1999 included a high of $21.50, a low of $14.84 and a close at year-end of $16.25
|X| Wholesale power sales totaled 17.9 million MWH, accounting for nearly a third of PNM's total operating revenues
|X|  PNM bought back about 2 million shares of common stock

Over the last decade, PNM retired or refinanced more than $1 billion in long-term debt.

PNM Executive Team
  o   Jeffry E. Sterba, Chairman, President and Chief Executive Officer
  o William J. Real, Executive Vice President, Energy Services and Power Production
  o   Roger G. Flynn, Executive Vice President, Gas and Electric Services
  o   Max H. Maerki, Senior Vice President and Chief Financial Officer

PNM Corporation

-------------------------- -----------------------------------------------------
  Corporate Offices                         Investor Relations
    414 Silver SW          Barbara Barsky, Senior Vice President, Planning and
   Alvarado Square                          Investor Services

Albuquerque, NM 87103              Tel: (505) 241-2662; bbarsky@pnm.com
Phone: (505) 241-2700                        Media Relations
     www.pnm.com                           Tel: (505) 241-4831
     -----------
-------------------------- -----------------------------------------------------

[SUGGESTED SPEAKING POINTS FOR MR. D.C. WITTING]

                            Suggested Speaking Points
                               for David C. Wittig

                                 Announcement of
                     Western Resources/PNM Utility Alliance

                              MEDIA News Conference



                                November 9, 2000

     Good  afternoon and thank you for joining us.

     I'm David Wittig, chairman, president and CEO of Western Resources. Joining me today is Jeff Sterba, chairman, president, and CEO of Public Service Company of New Mexico.

         We announced last spring our intention to find a partner for our utility operations to facilitate growth in terms of shareholder value and generation capacity to better serve customers and position the company for deregulation.

     We also indicated that we would work diligently to find a partner that would be committed to employees, customers, shareholders, retirees and the many communities Western Resources serves not only through the delivery of reliable electric service but also through charitable contributions and environmental stewardship.

     In PNM, we have found that partner. A progressive company based in Albuquerque, New Mexico, PNM has a comparable corporate philosophy with regard to power generation and wholesale marketing, a solid understanding of business energy concerns, a charitable foundation, a strong environmental program and a commitment to diversity.

     The new company will be headquartered in Albuquerque, but the Kansas utility headquarters will remain in Topeka. Western Resources and PNM shareholders will need to approve the merger, as will the Kansas Corporation Commission, the New

     Mexico Public Regulatory Commission, the Nuclear Regulatory Commission, the Securities and Exchange Commission and the Federal Energy Regulatory Commission. The entire approval process is expected to be completed in 12 to 15 months.

     Upon completion, Jeff Sterba will be chairman, president and CEO of the combined company, and I will be chairman, president and chief executive officer of Westar Industries, a company comprising our interests in Protection One, ONEOK and other unregulated investments.

     The merger brings together two companies with decades of experience in successfully serving the needs of industrial and retail customers. The merged company will offer competitive rates coupled with high-quality service and proven reliability.

     Three important objectives emerge from this alliance with PNM:

1.   Size Gives Strength

     o A larger, energy-focused company provides an opportunity to grow value for shareholders; o Employees benefit from a stronger company that can provide professional development opportunities; o A larger energy company positions PNM as a stronger player in a competitive arena.

2.  Scope Gives Depth

     o Both companies bring diverse skills and talents to the table: o PNM's working knowledge of competition and wholesale generation; o Western Resources' shared services and wholesale generation.

     o Both are well-run utilities with a focus on delivering exceptional customer service, shareholder value and being a good place for their employees to work. And, the third key element is the --

3.  Potential for the Future

     o The partnership is a solid platform for growth, enabling the utility company to continue its strategy to be a competitive force in the energy industry;

     o Two management teams well-versed in utility operations bring together best practices - ultimately providing shareholders with value, customers with exceptional service and employees with additional opportunities.

     As I mentioned earlier, we worked diligently to find a partner that would be committed to our employees, customers, shareholders, retirees and the communities we serve. I believe that has been accomplished and we look forward to moving ahead with our new partner.

     Now, it is my pleasure to introduce to you Jeff Sterba.

[EMPLOYEE UPDATE]

                         Post or Distribute Immediately

                                                               November 9, 2000

         WESTERN RESOURCES AND THE PUBLIC SERVICE COMPANY OF NEW MEXICO
                             ANNOUNCE UTILITY MERGER

     Western Resources has reached an agreement with the Public Service Company of New Mexico (PNM) to merge its utility operations with PNM.

     When this process began last spring, we announced we would be looking for a partner that held the same business philosophies as Western Resources, a company comm itted to its employees, customers, shareholders and communities.

     Potentialpartners were evaluated across a broad range of criteria including:
        -Financial flexibility
        -Proven management skills
        -Superior operating and technological capabilities
        -Excellent customer service

     The decision was also based on comparable corporate  philosophies:
        -Power generation and wholesale marketing
        -Sound understanding of  business   energy  concerns
        -Charitable   giving
        -Solid environmental program
        -Commitment to diversity

     PNM, a progressive company based in Albuquerque, New Mexico, met this criteria.

     The highlights of the agreement are:

     -PNM will acquire the electric utility operations, KPL and KGE, in a tax-free, stock-for-stock transaction.

     -PNM and Western Resources utility operations both become subsidiaries of a new holding company.

     -The new holding company will be headquartered in New Mexico, and the headquarters for the Kansas utilities will remain in Topeka.

     -Before the merger, Western Resources will spin-off to its shareholders all of its non-utility assets (Protection One, Protection One Europe, ONEOK and other investments) into Westar Industries.

                                                                    (Continued)

Employee Update - Utility Merger, Page 2

     Western Resources and PNM shareholders will need to approve the merger, as will the KCC, the New Mexico Public Regulatory Commission, the SEC, the NRC and FERC.

     Jeff Sterba, chairman, president and CEO of PNM, will become chairman, president and CEO of the new holding company. David C. Witti g will become chairman, president and CEO of Westar Industries.

     Bill Real, executive vice president of power production and energy services for PNM, will head up the transition team for PNM. Bill has Kansas ties - he is a graduate of Seaman High School in Topeka and the University of Kansas.

     Employees will be informed as we move through the transition process, regulatory approvals and other events pertaining to this merger. Stay tuned to Employee Updates, synergy and other special announcements as we travel this path together.

[A JOINT LETTER TO EMPLOYEES]

[PNM LOGO]                                              [WESTERN RESOURCES LOGO]



                                                                November 9, 2000
Dear Western Resources Employee:

We hope that you are as excited as we are about the announcement that PNM, a New Mexico-based electric and gas utility, and Western Resources have signed a definitive agreement for PNM to merge with Western Resources' utility operations. This is great news for employees of PNM and Western Resources, for our customers, our shareholders and our communities.

The new combined company will have the scale and scope to compete and succeed in the evolving energy marketplace with: o more than 1 million retail electric customers in New Mexico and Kansas and 400,000 retail gas customers, o a generating capacity of more than 7,000 megawatts and o a combined work force of nearly 5,000 employees.

The new company, which will be named at a later date, will be headquartered in New Mexico. The Kansas utility operations will remain headquartered in Topeka.

From PNM's perspective, this merger is about growth. We strongly believe that, together, PNM and Western Resources will be able to deliver tangible benefits to you, as well as to customers and shareholders - beyond what either company could provide on a stand-alone basis. The company has no present intention to have involuntary work force reductions as a result of the transaction.

Western Resources and PNM shareholders will need to approve the merger, as will several regulating bodies. The entire approval process is expected to be complete within 12 to 15 months. Upon completion, Jeff Sterba will be chairman, president and CEO of the combined company. David Wittig will be chairman, president and CEO of Westar Industries, a company comprising Protection One, ONEOK and other unregulated investments, which will be separated from Western Resources at the close of the sale.

For Western Resources' employees, special meetings will be conducted today at the Topeka Performing Arts Center and at the company's headquarters to provide you more information and an opportunity to meet members of PNM's senior management. Bill Real, PNM executive vice president for Power Production and Energy Services, will be heading integration efforts as we move forward and will be available later this morning to share more information about PNM and its plans.

To hear more about our exciting new future, please dial in for a recorded message from Jeff Sterba. The number to call is 1-888-203-1112 (pass code
552883). To see a webcast of the message, you can visit this link: http://www.vcall.com/NASApp/Vcall/EventPage?ID=53240. The phone message and the webcast will be available until 5 p.m. on Monday, Nov. 13.

Sincerely,


/s/                                /s/
Jeffry E. Sterba                   David C. Wittig
PNM Chairman, President and CEO    Western Resources Chairman, President and CEO

[QUESTIONS AND ANSWERS TO SHAREHOLDERS]

Questions and Answers

If I am a Western Resources shareholder, what can I expect to have after the transaction?

At the close of the transaction, for each share of Western Resources stock you own, you will receive a fractional share of stock in a new utility, which will be formed from the merger of Western Resources and PNM. You will also receive a fractional share of Westar Industries, which will be distributed to you at transaction close.

When will the shareholders vote on the transaction?

Shareholders are expected to vote on the transaction next spring.

What action is required of shareholders now?

Shareholders are not required to take any action before the shareholder meetings are scheduled.

What is the dividend for the new company? For Westar Industries?

Shareholders of the combined company after the closing will receive PNM's dividend. PNM's current dividend is $.80 per share. Westar Industries is not expected to pay a dividend.

What happens to employee benefits?

The integration team will review best practices at both companies, including benefit plans, to create a competitive package for employees. Benefit plans will remain the same for at least two years following the merger.

When will the deal close?

The entire approval process is expected to be completed within 12-15 months.

What approvals are needed?

Western Resources and PNM shareholders will need to approve the merger, as will the Kansas Corporation Commission, the New Mexico Public Regulatory Commission, the Federal Energy Regulatory Commission, the Securities and Exchange Commission and the Nuclear Regulatory Commission.

What happens to the management of the company?

Upon completion of the deal, Jeff Sterba will be chairman, president and CEO of the combined company, and David C. Wittig will be chairman, president and chief executive officer of Westar Industries, which has our interests in Protection One, ONEOK and other investments and will have an interest in the new combined company.

Will KGE and KPL merge into one operating company as a result of this transaction?

At this point, no plans have been made to alter the current organizational structures of KGE and KPL.

What facets of the business will be based in Wichita?

At this time, no plans have been made to alter business operations already established in Wichita.

Which parts of Western Resources' businesses are affected?

PNM will acquire Western Resources' utility operations. Westar Industries will include the non-utility assets, including its 85 percent stake in Protection One, its interest in ONEOK, other investments and an interest in the new combined company, which will be split off to shareholders at the time of the merger.

How will PNM's merger with Western Resources' utility operations affect rates?

Western Resources will file a rate case on Nov. 27, 2000, and the Kansas Corporation Commission will review the company's data and input from other sources to determine whether rates will increase, decrease or remain the same for KPL and KGE. The Kansas Corporation Commission should complete the rate case review by July 2001.

How will customers be affected by the transaction?

Customers should continue to receive safe and reliable electric service and should benefit from technological innovations derived through the merger with PNM. In 1999, PNM was featured in a leading industry publication as one of the five most technologically innovative utilities in the nation.

What are PNM's rates?

PNM's residential rates in 1999 were 7.7 cents/kwh.

What about the company's Shared Services division? Will it be retained or will those jobs be lost?

PNM has a similar Shared Services structure and understands the cost savings and efficiencies that can be achieved through such arrangements. At this time, no plans have been made to alter Western Resources' Shared Services structure. The Shared Services agreement with Protection One may be terminated two years after the closing unless otherwise extended.

Will there be layoffs when the deal is closed? How many jobs will be lost and at which locations?

While the combined company will seek sensible cost savings, it has no intention to have involuntary work force reductions as a result of the transaction.

Will Westar Industries retain an investment in the new company as part of the arrangement?

Yes. Westar Industries will have an ownership interest in the combined company following the conversion of certain intercompany obligations prior to consummation of the transaction. In addition, Westar Industries has the option of making additional equity infusions into Western Resources that will be used to reduce its net debt balance prior to closing. Up to $407 million of such equity infusions may be used to purchase additional new holding company common and convertible preferred stock.

Will Western Resources have representation on the new company's board of directors?

Yes. The board of directors for the new company will comprise six current PNM board members and three additional directors, two of whom will be selected by PNM from a pool of candidates nominated by Western Resources and one person nominated by Westar Industries.

Why did Western Resources choose PNM as a partner?

o    Growth opportunities
o Comparable corporate philosophy with regard to power generation and wholesale marketing
o    Charitable commitment to communities
o    Strong environmental stewardship
o    Commitment to diversity

Who were the other bidders?

The negotiations between Western Resources and interested parties were confidential exchanges. PNM fulfilled the criteria Western Resources initially set forth in looking for a partner, and the company is pleased with the agreement reached with PNM.

Where will the new company be housed?

The new holding company will be located in Albuquerque, New Mexico. The Kansas utility operations will remain in Topeka, as will Westar Industries.

What is the timetable for integration? How will the system work?

Bill Real, PNM executive vice president of energy services and power production, will lead the PNM integration team, which will be established in the coming weeks. The teams will be made up of representatives of both companies. The completion date is estimated to be within 12 to 15 months, pending regulatory approvals.

When will the Western Resources' board of directors vote to pursue the transaction?

The Western Resources and PNM boards of directors voted unanimously to approve the transactions on Nov. 8.

What will be the status of the Western Resources' board of directors once the transaction is completed?

PNM will select the members of the Western Resources board of directors following the closing. The new holding company and Westar Industries will both have separate boards of directors.

********************************************************************************

Western Resources will be filing a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, http://www.sec.gov or at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, documents filed with the SEC by Western Resources will be available free of charge by contacting Western Resources at the following address and telephone number: Carl A. Ricketts, Vice President, Investor Relations, Western Resources, Inc., 818 South Kansas Avenue, Topeka, KS 66612, telephone: 785-575-8424, fax: 785-575-1774,
e-mail: Carl_A_Ricketts@wr.com. Documents filed with the SEC by PNM can be obtained by contacting PNM at the following address and telephone number:
Barbara L. Barsky, Senior Vice President, Planning and Investor Services, telephone: 505-241-2662, fax: 505-241-2368, e-mail: bbarsky@pnm.com.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Western Resources or its board of directors of any approval or action of its shareholders. Western Resources and its board of directors will be soliciting proxies from Western Resources shareholders in favor of the merger. You can obtain information about Western Resources' directors and officers and their beneficial interests in Western Resources' common stock from the SEC's website, http://www.sec.gov, and Western Resources' website, http://www.wr.com. Updated information with respect to the security holdings of these individuals, and their interests in the transaction and the solicitation, will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with PNM is forward-looking, including statements regarding the consideration per share that Western Resources' shareholders are projected to receive from the transaction and Western Resources' expectation as to the closing date of the transaction. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Western Resources' control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the PNM transaction include, but are not limited to: the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; the dollar equivalent of the market price of PNM ordinary shares; and other factors described from time to time in the reports filed be Western Resources under the Exchange Act.